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                       September 24, 2021

       Chris Ryan
       Chief Financial Officer
       Real Brands, Inc.
       12 Humbert Street
       North Providence, RI 02911

                                                        Re: Real Brands, Inc.
                                                            Registration
Statement on Form 10
                                                            Amendment No. 1
filed September 14, 2021
                                                            File No. 000-28027

       Dear Mr. Ryan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing